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                                                                  EXECUTION COPY

THE SECURITY EVIDENCED OR CONSTITUTED HEREBY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS SECURITY MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE REGISTRATION PROVISIONS OF SAID ACT (OR AN EXEMPTION THEREFROM) HAVE BEEN COMPLIED WITH.

                          COMMON STOCK PURCHASE OPTION

     This Common Stock Purchase Option (this "AGREEMENT"), dated as of January 15, 1999, is entered into by and between GOLDMAN SACHS CREDIT PARTNERS L.P., a Bermuda limited partnership (the "PURCHASER"), and FLASHNET COMMUNICATIONS, INC., a Texas corporation (the "COMPANY").

     The Company desires to provide the Purchaser with the unilateral right to subscribe for and purchase from the Company shares of the Company's common stock, no par value per share (the "SHARES"), under certain circumstances. This Agreement is the Common Stock Purchase Option contemplated by that certain Term Loan Agreement dated as of the date hereof by and among the Company, the Guarantors named therein, the Lenders named therein and the Purchaser as administrative agent (the "TERM LOAN AGREEMENT"). Capitalized terms used herein without definitions have the meanings assigned to them in the Term Loan Agreement. The Company and the Purchaser hereby agree as follows:

1. OPTION TO PURCHASE SHARES. Subject to the terms and conditions set forth herein, the Company grants to the Purchaser an option to purchase up to the Specified Number of Shares at the Applicable Price (the "OPTION") on one or more Closing Dates as described below by giving notice to the Company at any time or times during the Option Period referred to in Section 6 below. The Option may be exercised in whole or in part solely at the discretion of the Purchaser. The Company agrees that under no circumstance will the Purchaser be obligated to purchase any Shares pursuant to this Agreement. On the date hereof, the Purchaser hereby assigns all of its rights hereunder to Goldman, Sachs & Co. who shall be deemed the "PURCHASER" for all purposes hereunder. The Company hereby agrees and consents to such assignment to Goldman, Sachs & Co. In connection with such assignment, Goldman, Sachs & Co. has delivered to the Company a written representation to the effect that Goldman, Sachs & Co. is a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act.

     The "APPLICABLE PRICE" for the Shares purchased under this Agreement shall be the price per share equal to the price per share at which Shares are first sold to the public (prior to any underwriting discounts or commissions) in the initial public offering ("IPO") of the Company; PROVIDED, HOWEVER that in no event shall the Applicable Price be less than $8.00 per Share, subject to appropriate adjustments in the event of stock


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splits, recombinations, reclassifications, distributions or stock dividends, or other similar capital adjustments. The "SPECIFIED NUMBER" of Shares subject to the Option granted pursuant to this Agreement shall be determined by dividing $5.0 million by the Applicable Price. Payment of the Applicable Price may be made either in cash (in next day funds) or by surrendering Term Notes valued at the Original Principal Amount thereof. The "ORIGINAL PRINCIPAL AMOUNT" of any Term Note shall be the original principal amount thereof as of the date hereof, without giving effect to any subsequent Capitalized Interest or accrual of interest. In the event that any Shares purchased pursuant to this Agreement are paid for in cash after the Term Loans and all Obligations with respect thereto have been repaid in full but prior to the date that is the sixth month anniversary of the date of the execution of the Term Loan Agreement, Goldman Sachs Credit Partners L.P. will refund a pro rata portion of the Applicable Repayment Fees based on the actual Specified Number of Shares paid for in cash. In the event Shares are purchased by surrendering the Term Notes, the Company shall pay to Goldman Sachs Credit Partners L.P., by wire transfer of immediately available funds to an account designated by Goldman Sachs Credit Partners L.P., an amount equal to the Capitalized Interest thereon plus accrued and unpaid interest thereon, plus, on and after the date that is the sixth month anniversary of the date of execution of the Term Loan Agreement, the Applicable Repayment Fee to the Closing Date.

 2. CLOSING. Each election to purchase Shares pursuant to this Option shall take place within 180 days after the consummation of the IPO of the Company (the "CLOSING DATE") and such Shares shall be purchased at such time as the Purchaser shall direct on at least three Business Days' prior notice to the Company. The Closing shall occur at the offices of Latham & Watkins, 885 Third Avenue, New York, New York 10022, or at such other place as the parties may mutually agree. Upon payment of the Applicable Price in full as provided above, the Company will deliver to the Purchaser, a certificate or certificates representing the Shares to be purchased, in such denominations and registered in such names as the Purchaser shall request, subject to Section 4(b) below.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         The Company represents and warrants to the Purchaser as follows:

     (a) CORPORATE ORGANIZATION AND AUTHORITY. The Company: (a) is a corporation duly organized, validly existing, authorized to exercise all its corporate powers, rights and privileges, and is in good standing in the State of Texas;
(b) has the corporate power and corporate authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions in which such qualification is required.

     (b) AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of all obligations under this Agreement and for the issuance and delivery of the Shares has been taken, and this Agreement constitutes a legally binding


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and valid obligation of the Company enforceable in accordance with its terms.

     (c) VALID ISSUANCE OF SECURITIES The Shares when issued in accordance with the terms hereof will be duly and validly issued, fully paid and nonassessable and free of preemptive or similar rights and, will be issued in compliance with all applicable federal and state securities laws regarding registration or qualification. The Shares have been duly authorized and validly reserved for issuance.

     (d) NO CONFLICT. The execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice: (i) any provision of the Company's Articles of Incorporation or Bylaws; (ii) any provision of any judgment, decree or order to which the Company or any of its subsidiaries is a party or by which it is bound; (iii) any mortgage, indenture, contract or other material agreement, obligation or commitment to which the Company or its subsidiaries is a party or by which any of them is bound; or (iv) any law, statute, rule or regulation applicable to the Company.

4.   COVENANTS AND AGREEMENTS OF THE COMPANY AND THE PURCHASER

         The Company and the Purchaser, each covenants and agrees as follows:

     (a) OPINION OF COUNSEL. On each Closing Date, the Company shall arrange to deliver to the Purchaser an opinion of its counsel, dated such Closing Date and addressed to the Purchaser and in form and substance satisfactory to the Purchaser, confirming the representations and warranties stated in Sections 3(a)-(d).

     (b) PRIVATE PLACEMENT EXEMPTION. The Purchaser shall deliver to the Company, prior to the exercise of the Option, such information, representations, and warranties as the Company may reasonably request in order for the Company to be able to satisfy itself that the Shares to be acquired pursuant to the exercise of the Option are being acquired in accordance with the terms of an applicable exemption from the securities registration requirements of applicable federal and state laws.

     (c) FURTHER ASSURANCES. The Company shall use its best efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to cause its representations and warranties contained in Section 3 of this Agreement to be true as of each Closing Date, as if made on and as of such date.

     (d) INFORMATION AND REPORTS. During the Option Period, whether or not the Term Loans are outstanding, the Company shall provide to the Purchaser all information, reports and other such documents that it would have had to provide to the Lenders under Section 4.4 of the Term Loan Agreement had it still been effective.


5. CONDITIONS TO CLOSING. The obligations of the Company hereunder shall be conditioned upon the Purchaser's payment in full of the Applicable Price and the

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Purchaser's compliance with all of its obligations hereunder.

6. TERM AND TERMINATION OF OPTION. The term of the Option (the "OPTION PERIOD") shall terminate at 5:00 p.m. Eastern time on the date of the first to occur of the following events:

     (a) Expiration of the 180 day period immediately following the IPO of the Company.

     (b) The later to occur of (i) the second anniversary of the date hereof and
(ii) the date that is 180 days immediately succeeding the date that the principal of, the Applicable Repayment Fee and accrued and unpaid interest on the Term Loans and all other Obligations are paid in full.

     (c) On and after the date of the IPO of the Company, the day immediately preceding the consummation of a: (i) dissolution or liquidation of the Company;
(ii) merger of the Company into another corporation, or any consolidation, share exchange, combination, reorganization, or like transaction in which the Company is not the survivor; (iii) sale or transfer (other than as security for the Company's obligations) of at least a majority of the assets of the Company, or
(iv) sale or transfer of 50% or more of the issued and outstanding common stock by the holders thereof in a single transaction or in a series of related transactions, PROVIDED, HOWEVER, that with respect to clauses (ii), (iii) and
(iv) the Purchaser shall have been given reasonable notice by the Company of the event specified in such clauses, the Purchaser shall have received from the Company all information reasonably requested with respect to the event specified in such clauses, and the Purchaser shall have had a reasonable opportunity to exercise the Option prior to the date of the occurrence of the event specified in clauses (ii), (iii) and (iv). The Company shall use its best efforts to provide written notice to the Purchaser of such dissolution, liquidation, merger, consolidation, share exchange, combination, reorganization, sale, transfer, or like transaction, at least thirty (30) days prior to the closing of such transaction to permit the Purchaser to exercise the Option to the extent it is then exercisable.

     (d) If an IPO of the Company has not occurred, the day immediately preceding the consummation of a: (i) dissolution or liquidation of the Company;
(ii) merger of the Company into another corporation, or any consolidation, share exchange, combination, reorganization, or like transaction in which the Company is not the survivor; provided, however, that this clause (ii) shall not be applicable with respect to any such merger, consolidation, share exchange, combination, reorganization or like transaction between the Company and a Person more than 50% of whose outstanding voting securities, or any general partnership, joint venture, or similar entity more than 50% of whose total equity interests is owned, directly or indirectly, by the Borrower, any Subsidiary of the Borrower or any of the holders of the corporate stock of the Borrower, or any limited partnership of which the Borrower or any Subsidiary of the Borrower or any holder of the corporate stock of the Borrower is a general partner; (iii) sale or transfer


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(other than as security for the Company's obligations) of at least a majority of the assets of the Company, or (iv) sale or transfer of 50% or more of the issued and outstanding Common Stock by the holders thereof in a single transaction or in a series of related transactions.

     Upon the expiration of the Option Period, this Option, and all unexercised rights granted to the Purchaser hereunder shall terminate and thereafter be null and void. The Company shall continue to be obligated to issue any Shares as to which notice of exercise of this Option was given prior to the expiration of the Option Period and all other actions with regard to those Shares required by this Agreement.


     7. RIGHTS AS STOCKHOLDER. The Purchaser shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of any notice of exercise is given pursuant to Section 1 hereof and the Purchaser's fulfillment of all obligations hereunder. No adjustment to the Option shall be made pursuant to Section 9 hereof for dividends paid or declared on or with respect to the Company's common stock in cash, securities other than common stock, or other property, for which the record date is prior to the date of exercise hereof. However, the Purchaser shall have all rights of a stockholder with respect to any Shares covered by the Option from the date of any notice of exercise given pursuant to Section 1 hereof and the Purchaser's fulfillment of all obligations hereunder.

     8. LOCK-UP PERIOD. The Purchaser hereby agrees that in connection with the IPO of the Company, the Purchaser shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period following the effective date of the IPO registration statement of the Company or for a 60-day period following the date of the exercise of the Option pursuant to
Section 1 hereof, whichever period expires later (the "Market Standoff Period"). The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period. Notwithstanding any other provision in this Agreement to the contrary, during the Market Standoff Period, the Purchaser shall have the right to participate in any registration under the Securities Act by the Company of any common stock or securities of the Company as set forth in the Equity Registration Rights Agreement.

     9. CHANGE IN CAPITALIZATION. If the number of outstanding shares of the Company's common stock shall be increased or decreased by a change in par value, split-up, stock split, reclassification, distribution or common stock dividend, or other similar capital adjustment, an appropriate adjustment shall be made by the Board of Directors of the Company in the number and kind of shares as to which the Option, or the portion thereof then unexercised, shall be or become exercisable. The adjustment shall be made without change in the total price applicable to the unexercised portion of the Option and with a corresponding adjustment in the Applicable Price. No fractional shares shall be issued or made subject to the Option in making such adjustment. All adjustments made by the Board of Directors of the Company under this Section 9 shall be final, binding, and conclusive.

     10. LEGENDS. Each certificate representing the Shares purchased upon exercise of this


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Option shall be endorsed with a legend substantially similar to the following legend and the Purchaser shall not make any transfer of the Shares without first complying with the restrictions on transfer described in such legend:

                                TRANSFER IS RESTRICTED

     THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OR HYPOTHECATED UNLESS (1) THERE IS AN EFFECTIVE REGISTRATION UNDER THE ACT COVERING SUCH SECURITIES, (2) THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER THE ACT, OR (3) THE ISSUER RECEIVES AN OPINION OF COUNSEL, REASONABLY SATISFACTORY TO THE ISSUER, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT.

          The Purchaser agrees that the Company may also endorse any other legends required by applicable federal or state securities laws.

          The Company need not register a transfer of the Shares, and may also instruct its transfer agent, if any, not to register the transfer of the Shares unless the conditions specified in the foregoing legends are satisfied.

     11.  MISCELLANEOUS.

          (a) This Agreement may be executed in one or more counterparts, and such counterparts shall constitute but one and the same agreement.

          (b) The Company may not assign any of its rights nor be relieved of its obligations hereunder without the prior written consent of the Purchaser. The Purchaser may assign any of its rights hereunder in accordance with applicable law and the restrictions on transfer described in the legend endorsed hereon.

          (c) The Company acknowledges the existence of that certain Registration Rights Agreement dated as of May 7, 1998, as amended, by and between the Company and the Purchaser and certain other holders of the Company's common stock named therein.


     12. CHOICE OF LAW; VENUE. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of laws. The parties hereto waive any trial by jury with respect to any action or proceeding arising in connection with or as a result of this Agreement. The Company agrees that any suit or proceeding arising in respect to this Agreement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City of


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     New York and the Company agrees to submit to the jurisdiction of, and venue in, such courts.

                             SIGNATURE PAGE FOLLOWS


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     13. Notice. All notices or communications provided for hereunder shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the other Person. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next-day delivery. If a notice or communication is mailed in the manner provided herein within the time prescribed, it is duly given, whether or not the addressee receives it.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

                             GOLDMAN SACHS CREDIT PARTNERS L.P., as
                             Purchaser

                                      By: /s/ Richard Katz
                                         -------------------------
                                         Name:  Richard Katz
                                         Title:  Authorized Signatory

                             GOLDMAN, SACHS & Co., as authorized assignee of the Purchaser

                                      By: /s/ Goldman, Sachs & Co.
                                         --------------------------
                                           (Goldman, Sachs & Co.)

                             FLASHNET COMMUNICATIONS, INC., as the
                             Company

                                      By: /s/ M. Scott Leslie
                                         ----------------------------
                                         Name:  M. Scott Leslie
                                         Title: President & Secretary